AGREEMENT

THIS AGREEMENT is made as of the 3rd day of October, 2001 by and among The Pep Boys - Manny, Moe & Jack located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132 ("Purchaser"), ICON INTERNATIONAL, INC., a Connecticut corporation ("Icon"), and ICON VENDOR CORPORATION, a Connecticut corporation ("IVC").

WITNESSETH:

WHEREAS, Icon and IVC are engaged in the business of, among other things, procuring media advertising for customers; and

WHEREAS, IVC is a wholly owned subsidiary of Icon;

WHEREAS, Pep Boys - Manny, Moe & Jack of Delaware, Inc., a wholly-owned subsidiary of Purchaser ("Pep Boys-Delaware"), and affiliates of IVC and Icon have entered into a separate arrangement whereby such affiliates agreed to purchase from Pep Boys-Delaware, and Pep Boys-Delaware agreed to sell to such affiliates, certain real property and improvements (collectively, the "Property");

WHEREAS, Purchaser desires to engage IVC for the purpose of causing Icon to sell certain media advertising to Purchaser; and

WHEREAS, Purchaser desires to enter into this Agreement in order to induce IVC and Icon to maintain the resources and capabilities necessary to ensure that they will have adequate funding commitments to enable them to acquire media advertising services sufficient to satisfy certain of Purchaser's advertising needs;

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally and equitably to be bound, hereby agree as follows:

1. Engagement. Purchaser hereby engages IVC to cause Icon to sell to Purchaser, and Purchaser hereby shall purchase from Icon, media advertising services (collectively, "Media Advertising") pursuant to the Pro Forma Media Purchase Plan attached as Exhibit A hereto and made a part hereof (the "Media Plan").

2. Term. The Term of this Agreement shall be deemed effective as of June 8, 2001 and shall include any Media Advertising purchased under that certain Letter Agreement, dated June 8, 2001, between the parties (the "Letter Agreement") and shall expire on November 30, 2005.

3. Agreement of Icon. Icon agrees to sell the Media Advertising to Purchaser, upon IVC's request, pursuant to the Media Plan.


4.      Consideration.

(a) In exchange for Media Advertising actually delivered pursuant to the Media Plan (assuming a 60/40 Network Cable to Local Market Spot split), Purchaser shall pay to IVC an aggregate net purchase price of up to $39,773,275 million (the "Target Purchase Price," and any portion thereof, the "Purchase
Price").   All Media Advertising purchases hereunder shall be
non-commissionable.

                (b) Purchaser shall receive a credit against the Purchase Price in an amount equal to one-half (1/2) of the amount by which the aggregate net sales proceeds IVC and its affiliates receive from the sale of the Property (the "Property Market Value") exceeds $2,000,000. For purposes hereof, "net sales proceeds" shall mean the gross sales proceeds received by IVC (or its affiliate) from the sale of the Property less (i) all documented out-of-pocket costs incurred by IVC (or its affiliates) in connection with acquiring the Property from Purchaser and selling the property to a third party buyer, including without limitation due diligence expenses, legal fees, commissions, title insurance, survey and recording costs, and conveyance or similar taxes, and (ii) all documented out-of-pocket costs incurred in connection with the Property between the date of acquisition from Purchaser and the date of sale to a third party, including, without limitation, with respect to property taxes, insurance, security, improvements, repairs, and maintenance and utilities.

(c)     Payment for the Media Advertising shall be as follows:

                                (i)     Payment for each invoice shall be due
and payable in full within thirty (30) days after receipt by Purchaser of undisputed written proof of performance. Amounts invoiced must reflect the approved Media Advertising schedule. Any amount shown on the invoice, that is not approved as part of the advertising procedure, will not be paid by Purchaser. Media Advertising shall only be invoiced after the applicable schedule has run. All invoices shall be sent to Purchaser via overnight or regular mail, as facsimile invoice copies, except those which evidence overdue amounts, will not be paid.

(ii) If any undisputed amount owed to IVC hereunder is overdue, IVC shall send a reminder notice to Purchaser. If any such amount remains unpaid within five (5) days of Purchaser's receipt of such reminder notice, Purchaser shall pay to IVC interest at the rate of twelve percent (12%) per annum (or, if less, the maximum rate allowed by law) on such amount.

(iii) The obligation of Purchaser to pay each invoice after delivery of the applicable Media Advertising, on an individual transaction by transaction basis, shall be absolute and unconditional, provided that such Media Advertising invoiced has been provided by Icon in accordance with the terms of this Agreement, and not subject to any offset or recoupment right or any other defense or counterclaim which Purchaser may have against IVC, Icon or the applicable media advertising provider now or in the future either hereunder or otherwise.

(d) Notwithstanding the foregoing Section 4(c), IVC shall have the right, in its sole discretion, to require that Purchaser pay in advance for Media Advertising, if at any time Purchaser fails to pay two (2) two consecutive undisputed invoices by their due date. If IVC so elects by delivering written notice to Purchaser, then prior to the ordering by Icon or IVC of any Media Advertising (or any portion thereof), Purchaser shall forward the Purchase Price for such Media Advertising (or portion thereof) to IVC.

(e) All payments by Purchaser shall be by check or wire transfer made payable to the order of Icon Vendor Corporation. Checks shall be addressed as follows: Icon Vendor Corporation, P.O. Box 32389, Hartford, Connecticut 06150-2389. Wire transfers shall be sent as follows: Fleet Boston Financial, 1185 6th Avenue, New York, NY 10036, ABA # 021200339, for the account of Icon Vendor Corporation, Account # 9429124218.

5.      Obligations and Acknowledgments of IVC and Icon

(a) IVC shall cause Icon to deliver the Media Advertising in accordance with the Media Plan. Icon shall deliver all Media Advertising it is directed by IVC to deliver in accordance with the Media Plan.

(b) IVC and Icon hereby acknowledge and agree that all advertisements and other material to be used in connection with the Media Advertising (collectively, the "Advertisements") furnished by Purchaser constitute the property of Purchaser and that neither IVC nor Icon shall have claim or proprietary interest in or to designs, patents, or trademarks pertaining to the goods and/or services of Purchaser, including any and all packaging, labels, and logos, as well as any copyrighted material contained in the Advertisements or arising out of the services rendered to Purchaser hereunder.

(c) IVC and Icon acknowledge and agree that all media broadcasts or publications secured under the terms of this Agreement shall be free and clear of all liens, conflicting claims, or encumbrances.

6.      Obligations and Acknowledgments of  Purchaser

(a) All Advertisements will be furnished by Purchaser to IVC sufficiently in advance of their scheduled use to permit IVC to cause Icon to fulfill its commitments hereunder in the ordinary course of business.

(b) Purchaser acknowledges and agrees that Purchaser shall be solely responsible for the content of each and every Advertisement and shall defend, indemnify, and hold harmless IVC and Icon from and against any and all claims, demands, damages, losses liabilities, expenses, actions or causes of action (including reasonable attorneys' fees) arising out of the Advertisements or any claims of infringement or violation of any third party's copyright, patent, trademark or other property right in connection with the Advertisements.

(c) If any Media Advertising is canceled as a result of Purchaser's action or inaction, Purchaser shall reimburse IVC or Icon (as applicable) for any out of pocket costs or expenses incurred directly as a result of such cancellation.

7.      Guaranteed Minimum Payments.

(a) For purposes of this Agreement, the following definitions shall apply:

(i) "Agreement Year" means the period between the date of this Agreement and the first Anniversary Date or between two immediately succeeding Anniversary Dates.

(i)     "Anniversary Dates" means November 30, 2002, 2003, 2004 and 2005.

(ii) "Carryover Minimum Credits" for a particular Anniversary Date shall mean the amount by which Guaranteed Minimum Credits and Carryover Minimum Credits applicable to the immediately preceding Anniversary Date exceeded the Guaranteed Minimum Payment for such immediately preceding Anniversary Date.

(iii) "Guaranteed Minimum Credit" for any Media Advertising purchased shall be equal to the Purchase Price of such Media Advertising multiplied by the Minimum Credit Ratio for such Media Advertising. Guaranteed Minimum Credits are applicable as and when the related Purchase Price is actually paid by Purchaser.

(iv)    "Guaranteed Minimum Payment" for each Anniversary Date shall be
$1,805,306.

(v)     "Minimum Credit Ratio" shall be as set forth in the Media Plan.

(vi) "Minimum Payment" for a particular Anniversary Date shall mean the Guaranteed Minimum Payment for such Anniversary Date, less (i) the Guaranteed Minimum Credits applicable with respect to such Anniversary Date, and (ii) any Carryover Minimum Credits applicable with respect to such Anniversary Date.

(b) As an inducement to IVC and Icon to enter into this Agreement, and to any third party to take an assignment of the right to receive the Minimum Payments, Purchaser agrees that five (5) business days after IVC has supplied Purchaser with a written calculation specifying the Minimum Payment Due, Purchaser will pay the Minimum Payment due with respect to such Anniversary Date regardless of the reason that sufficient Guaranteed Minimum Credits have not been accumulated in an amount sufficient to eliminate such Minimum Payment.

(c) In the event that Purchaser is required to make a Minimum Payment pursuant to subparagraph (b) hereof, Purchaser shall be entitled to a credit in the amount of such Minimum Payments against future Media Advertising payable hereunder at such time thereafter, if ever, that the total of all Guaranteed Minimum Credits from Media Advertising purchases equals or exceeds the total of all Guaranteed Minimum Payments required to be made hereunder. Under no other circumstances whatsoever, shall Purchaser be entitled to a credit for Minimum Payments made.

(d)     Notwithstanding anything herein to the contrary other than subsection
(c) of this Section 7, Purchaser's obligation to pay for Media Advertising that has been delivered to Purchaser pursuant to the Media Plan shall be and remain an obligation of Purchaser independent of and in addition to any Minimum Payments due.

(e) It will be a requirement of any third party assignees that Purchaser's obligation to pay the Minimum Payments be and remain absolute, unconditional and irrevocable, regardless of the reason or reasons that Purchaser does not acquire or take delivery of any or all of the Media Advertising. Without limiting the generality of the foregoing, and to induce any such third party to pay a purchase price, or to provide loans or other financial accommodations to IVC, and thereby assist IVC in providing the Media Advertising to Purchaser, Purchaser agrees that IVC's or Icon's default under this or any other agreement, including IVC's or Icon's failure to provide the Media Advertising, shall not relieve Purchaser of its obligation to pay the Minimum Payments; and in furtherance hereof, Purchaser agrees to limit its rights and remedies as more fully described in Section 10 below.

8.      Representations and Warranties.

(a)     IVC and Icon hereby represents and warrants to Purchaser that:

(i) IVC and Icon are duly organized and validly existing under the laws of the State of Connecticut and have the capacity to enter into this Agreement, and execution and delivery of this Agreement has been duly authorized by IVC and Icon; and

(ii) Neither IVC nor Icon are subject to any restriction, contractual or otherwise, which prevents them from entering into and carrying out its obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default of any term or provision of any contract, commitment, indenture, or other agreement or restriction (including statutory, regulatory, administrative, or judicial restrictions) to which IVC or Icon is a party or is otherwise subject.

(b)     Purchaser hereby represents and warrants to IVC and Icon that:

(i) Purchaser is duly organized and validly existing under the laws of the state of its organization and has the capacity to enter into this Agreement, and execution and delivery of this Agreement has been duly authorized by Purchaser; and

(ii) Purchaser is not subject to any restriction, contractual or otherwise, which prevents Purchaser from entering into and carrying out its obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default of any term or provision of any contract, commitment, indenture, or other agreement or restriction (including statutory, regulatory, administrative, or judicial restrictions) to which Purchaser is a party or is otherwise subject.

9. Purchaser's Default.


(a)   The following events shall constitute "Purchaser Defaults:"


(i) Purchaser shall fail to pay all or any portion of the Minimum Payments when due.


(ii) Purchaser shall fail to perform any terms, covenants or agreements contained in this Agreement or in any other document or instrument executed or delivered in connection herewith, including Purchaser's obligation to pay the Purchase Price (on the payment terms set forth in Section 4 above) for Media Advertising provided pursuant to the Media Plan, and any such failure to perform shall remain uncured for a period of thirty (30) days from Purchaser's receipt of written notice of such failure to perform.

(iii) Any representation or warranty of Purchaser in this Agreement or in any other document or instrument executed or delivered in connection herewith shall have been false in any material respect upon the date when made or deemed to have been made or repeated.

(iv) The occurrence of any default in the payment or performance, and the subsequent acceleration, of any debt or other obligations owed by Purchaser to any other person or entity unaffiliated with IVC or Icon with an outstanding principal balance in excess of $5,000,000.

(v) Purchaser shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Purchaser or of any substantial part of Purchaser's assets or shall commence any case or other proceeding relating to Purchaser under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against Purchaser and such filing, case or proceeding shall not have been bonded against, vacated or dismissed within forty-five (45) days of its effective date.

(b) Upon the occurrence of a Purchaser Default, IVC may, at its option, upon written notice and demand to Purchaser, declare all Minimum Payments to be immediately due and payable in full, whereupon IVC's and Icon's obligations to supply the Media Advertising set forth in the Pro Forma Media Purchase Plan shall thereupon terminate, and neither IVC nor Icon shall have any further obligations to Purchaser under this Agreement.

10.     IVC Default.


(a)   The following events shall constitute "IVC Defaults".


(i) IVC or Icon shall fail to perform any terms, covenants or agreements contained in this Agreement or in any other document or instrument executed or delivered in connection herewith, other than Icon's obligation to deliver Media Advertising pursuant to the Media Plan, and any such failure to perform shall remain uncured for a period of thirty (30) days from IVC or Icon's, as the case may be, receipt of written notice of such failure to perform.


(ii) Icon shall fail to deliver Media Advertising, on an annual basis, substantially in accordance with the material aspects of the Media Plan.


(iii) Any representation or warranty of IVC or Icon in this Agreement or in any other document or instrument executed or delivered in connection herewith shall have been false in any material respect upon the date when made or deemed to have been made or repeated.


(iv) IVC or Icon shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of IVC or Icon or of any substantial part of IVC's or Icon's assets or shall commence any case or other proceeding relating to IVC or Icon under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against IVC or Icon and such filing, case or proceeding shall not have been bonded against, vacated or dismissed within forty-five (45) days of its effective date.

(b) Upon the occurrence of an IVC Default, Purchaser may, at its option, upon written notice to IVC, terminate this Agreement and all of its obligations hereunder, except for its obligation to make the Minimum Payments on their scheduled due dates. Upon the termination of this Agreement following the occurrence of an IVC Default, IVC and Icon, jointly and severally, shall be obligated to pay to Purchaser, within thirty (30) days of such termination an amount equal to:


P x (1 - (DPP / TPP))


where,

P = the Property Market Value up to $2,000,000 + one half of the amount, if any, by which the Property Market Value exceeds $2,000,000

DPP = the Purchase Price for the Media Advertising actually delivered pursuant to the Media Plan

TPP = the Targeted Purchase Price (i.e., $39,773,275)


(c) No breach of this Agreement, including the failure to provide the Media Advertising pursuant to the Media Plan, by IVC or Icon shall relieve or excuse Purchaser from its obligation to make the Minimum Payments. Purchaser expressly acknowledges and agrees that IVC's rights to the Minimum Payments are freely assignable and that Purchaser's obligations to make the Minimum Payments shall not be subject to any rights of set off or recoupment, or subject to any counterclaim or defense which Purchaser may claim to have for the breach by IVC or Icon of this Agreement; and Purchaser agrees that in any legal or equitable proceeding to enforce Purchaser's obligation to make the Minimum Payments, Purchaser shall not interpose any claim for setoff or recoupment or attempt to avoid its obligation to make the Minimum Payments based, in whole or in part, upon IVC's or Icon's breach of this Agreement.


(d) Except with respect to an IVC Default under Section 10(a)(ii) for which Purchaser's remedy set forth in Section 10(b) shall be exclusive, the remedies of Purchaser set forth in this Section 10 shall be in addition to, and shall not in any way prejudice, any other remedies available to Purchaser at law or equity on account of damages caused by IVC's or Icon's failure to perform under this Agreement; provided, however, that Purchaser may not assert any such claim or cause of action as a set off or recoupment, defense or counterclaim to the Purchaser's obligation to make the Minimum Payments; but rather Purchaser may only assert such claim or cause of action against IVC or Icon in an action that is separate and independent from any action to recover the Minimum Payments.

11. Assignment. This Agreement shall become effective when it shall have been executed by IVC, Icon and Purchaser and thereafter shall be binding upon, inure to the benefit of and be enforceable by IVC, Icon and Purchaser, and their respective permitted successors and assigns. IVC may assign any or all of its rights and interest (but not its obligations) under this Agreement, without the prior written consent of Purchaser. Purchaser may assign any or all of its rights or interest, but not its obligations, under this Agreement. Not by way of limitation of the foregoing, Purchaser acknowledges that IVC may freely assign to any third party IVC's rights to receive the Minimum Payments. Any assignment in violation of this Agreement shall be void.

12.     Miscellaneous.

(a) Notices. All notices required to be given pursuant to this Agreement shall be deemed given when actually delivered, if delivered in person, or three
(3) days after being deposited in the United States certified mail service, postage prepaid, and addressed to the receiving party as follows:

For IVC:        Icon Vendor Corporation
107 Elm Street/4 Stamford Plaza
Stamford, Connecticut    06902
Attention: Mr. Clarence V. Lee III, EVP/CFO

For Icon:       Icon International, Inc.
107 Elm Street/4 Stamford Plaza
Stamford, Connecticut  06902
Attention: Mr. John Kramer, President

For Purchaser:  The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
 Philadelphia, Pennsylvania   19132
 Attention: SVP - Chief Administrative Officer
 cc:  Chief Legal Officer

(b) Severability. The invalidity, illegality, or unenforceability of any provisions of this Agreement shall not affect the validity, legality, and enforceability of the remaining provisions of this Agreement.

(c) Waiver. Any waiver (whether express or implied) by any party hereto of the breach of any term or condition of this Agreement shall not constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be interpreted in its entirety in accordance with the laws of the State of Connecticut. Each of IVC, Icon and Purchaser hereby submit to the exclusive jurisdiction of the state or federal courts resident in the State of Connecticut, if IVC or Icon is the defendant, or in the County of Philadelphia, Commonwealth of Pennsylvania, if Purchaser is the defendant, for purposes of resolving any disputes arising under this Agreement. EACH PARTY EXPRESSLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION OVER A DISPUTE UNDER THIS AGREEMENT.

(e) No Joint Venture. Nothing contained herein shall be construed to constitute or deem either party as a partner, joint venturer, employee, associate, or agent of the other.

(f) Entire Agreement. This Agreement is the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements (including the Letter Agreement), proposals, letters of intent, representations and commitments. This Agreement may be amended only by an instrument executed by the authorized representatives of all parties.

[signature page follows]
 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Signed, Sealed, and Delivered
in the Presence of:     ICON INTERNATIONAL, INC.


  /s/ Valerie Kappel    By:      /s/ Clarence V. Lee, III
                Its:  /s/ EVP/CFO



                ICON VENDOR CORPORATION


  /s/ Valerie Kappel    By:      /s/ Clarence V. Lee, III
                Its: EVP/CFO

THE PEP BOYS - MANNY, MOE & JACK


 /s/ Brian Zuckerman    By:      /s/ Frederick A. Stampone

                Its: SVP - Chief Administrative Officer